EXHIBIT 5.1
                                 KUTAK ROCK LLP

                                   SUITE 2100
                           PEACHTREE CENTER SOUTH TOWER            CHICAGO
                            225 PEACHTREE STREET, N.E.             DENVER
                                                                   KANSAS CITY
                           ATLANTA, GEORGIA 30303-1731             LINCOLN
                                                                   LITTLE ROCK
                                  404-222-4600                     NEWPORT BEACH
                             FACSIMILE 404-222-4654                OKLAHOMA CITY
                                                                   OMAHA
                                www.kutakrock.com                  PASADENA
                                                                   RICHMOND
                                                                   SCOTTSDALE
                                                                   WASHINGTON



                               September 19, 2001
Robert E. Altenbach
robert.altenbach@kutakrock.com
(404) 222-4620

Ruby Mining Company
3399 Peachtree Road, NE
The Lenox Building, Suite 810
Atlanta, Georgia 30326

Gentlemen:

         We have acted as counsel to Ruby Mining Company (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, to compensate four consultants with stock for services rendered in the total amount of $1,225,000 in the form of 1,225,000 shares of the Company's common stock, $0.001 par value (the "Shares"). In connection therewith, we have examined such corporate records, certificates of public officials and other documents and records as we have considered necessary or proper for the purpose of this opinion.

         This opinion is limited by, and is in accordance with, the January 1, 1992 edition of the Interpretive Standards applicable to Legal Opinions to Third Parties in Corporate Transactions adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia.

         Based on the foregoing, and having regard to the legal considerations which we deem relevant, we are of the opinion that the Shares covered by the Registration Statement, which may be issued pursuant to the above-described Agreements, will, when issued, be legally issued, fully paid and nonassessable. If and when issued, the Shares would be and must be treated as the equivalent of cash paid and received back as the purchase of securities. The Shares would be issued in compensation for services a the rate of $1 per share for $1,225,000 of services performed. We have been advised by the Company that none of the services performed and compensation issued therefore were direct or indirect commissions or compensation for raising funds for the Company.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.

                                                 Very truly yours,

                                                    /s/   Kutak Rock LLP